EXHIBIT 10.22
FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (this "Amendment") is entered into by and between WIREDZONE PROPERTY, L.P. ("Landlord"), with its address at 6060 North Central Expressway, Suite 642, Dallas, Texas 75206, and COMBIMATRIX CORPORATION, a Delaware corporation ("Tenant"), with its address at 6500 Harbour Heights Parkway, Suite 301, Mukilteo, Washington 98275. Unless otherwise defined herein, all capitalized terms used herein shall have the same meaning as ascribed to such terms in the Lease (as hereinafter defined).

WITNESSETH:

WHEREAS, pursuant to the provisions of that certain Lease Agreement (the "Lease"), dated October 19, 2000, executed by Landlord, as landlord, and Tenant, as tenant, Tenant leased the Premises;

WHEREAS, Tenant has decided to lease certain additional space on the first floor of the Building, and Landlord and Tenant now desire to amend certain terms and provisions of the Lease in order to reflect the addition of such space to the Premises and to memorialize certain other agreements and clarifications between the parties.

NOW, THEREFORE, for and in consideration of the premises, the agreements and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Landlord and Tenant do hereby expressly agree, covenant and acknowledge as follows:

1.  Addition to Premises. Effective as of January 15, 2001 (the "Expansion Space Commencement Date"), Landlord hereby leases to Tenant an additional 4,697 square feet of Rentable Space on the first floor and mezzanine level in the Building (the "First Floor Additional Premises") as more particularly described on Exhibit "A" attached hereto and made a part hereof. Notwithstanding the foregoing, Tenant shall have the right to remeasure the First Floor Additional Premises prior to January 31, 2001. The measurement calculation method must be mutually acceptable to both Landlord and Tenant. If such remeasurement results in a change in the above noted square footage, then such square footage shall be adjusted to the new, mutually agreeable square footage and the rent set forth in Paragraph 2 below shall adjust accordingly.

Tenant hereby leases the First Floor Additional Premises from Landlord for the period of January 15, 2001 through October 31, 2008 (i.e., the Expiration Date under the Lease) upon and subject to each of the terms, covenants and conditions stated herein and in the Lease. The renewal option set forth in Rider No. 102 to the Lease shall also be applicable to the First Floor Additional Premises. The defined term "Premises", when used in the Lease, as amended by this Amendment, shall hereafter be deemed to mean and refer to the combination of the Premises (as presently defined in the Lease) and the First Floor Additional Premises. Notwithstanding the specified Expansion Space Commencement Date, upon execution of this Amendment Tenant shall be permitted early access to such First Floor Additional Premises.

2.  Base Rental. Commencing on the Expansion Space Commencement Date and continuing throughout the remainder of the Lease Term, Tenant shall pay Base Rental for the Additional Premises in accordance with the then existing schedule of Base Rental set forth in Rider No. 106 to the Lease (i.e., the price per square foot enumerated in such schedule but with such rate to change in accordance with the existing timetable for the change in rates for the initial Premises). Such monthly payment shall be in addition to the payment of Base Rental for the initial Premises set forth in the Lease.

3.  Tenant's Building Expense Percentage. On the Expansion Space Commencement Date, Tenant's Proportionate Share shall be increased to 26.92%, which is the percentage obtained by dividing (i) the 90,111 rentable square feet in the Premises (inclusive of the First Floor Additional Premises) by (ii) the 334,758 rentable square feet in the Building (as limited, however, by the proviso set forth in the definition of Tenant's Proportionate Share).

4.  Installation of Improvements to the Additional Premises. The First Floor Additional Premises shall be delivered in its presently existing "as-is," "where-is" condition subject to Section 7 of the Lease. Subject to Landlord's obligation to pay the Allowance described in Paragraph 7 of the Leasehold Improvements Agreement (Exhibit "D" of the Lease),

Tenant shall complete, at Tenant's sole expense, all Landlord-approved tenant improvements. Landlord will have the right to approve the contractor, which consent shall not be unreasonably conditioned, delayed or withheld. All construction plans must be approved by Landlord, which approval shall not be unreasonably conditioned, delayed or withheld, and all construction work will be coordinated through Landlord's construction manager. The general terms and provisions of the Leasehold Improvements Agreement (including, without limitation, the $10.00 per square foot improvement allowance described in Paragraph 7 therein) attached to the Lease shall govern the general construction, by Tenant, of the improvements to the First Floor Additional Premises.

5.  Brokerage. Tenant warrants that it has not had any dealings with any broker or agent in connection with the negotiation or execution of this Amendment other than Kidder Mathews & Segner Inc. (Tenant's agent) and Colliers International, Inc. (Landlord's agent) and Tenant agrees to indemnify Landlord and hold Landlord harmless from and against any and all cost, expense or liability for commissions or other compensation or charges claimed by any other broker or agent with respect to this Amendment. Pursuant to the terms of separate written agreements between Landlord and Colliers International, Inc. and Kidder Matthews & Segner Inc., Landlord shall be solely responsible for the payment of all commissions, compensation or charges claimed by each such broker in connection with the execution of this Amendment.

6.  Relocation. For purposes of the First Floor Additional Premises only, the following terms and provisions regarding relocation shall be applicable:

"Landlord reserves the right to designate another location in the Building for the First Floor Additional Premises at any time during the Lease Term, and if Landlord elects to so designate a new location for the First Floor Additional Premises, Tenant will vacate the old First Floor Additional Premises and move into the new First Floor Additional Premises (which will contain substantially the same number of square feet of Rentable Space as the old First Floor Additional Premises) when the finish-out improvements therein are substantially completed; provided, however, that Tenant shall be notified in writing at least ninety (90) days prior to said relocation, and Landlord shall pay all reasonable out-of-pocket moving expenses and all reasonable expenses for redesigning the new First Floor Additional Premises in a manner reasonably comparable to the design of the old First Floor Additional Premises. In the event the First Floor Additional Premises are relocated, Base Rental and Tenant's Additional Rental shall thereafter be calculated hereunder on the basis of the total Rentable Space of the new First Floor Additional Premises."

7.  Electrical Usage and HVAC. Tenant acknowledges that such First Floor Additional Premises will be submetered in accordance with the terms of Paragraph 5 of the Lease. In addition, given the intended usage of such First Floor Additional Premises, Tenant will install and maintain, at Tenant's cost, supplemental HVAC systems in such First Floor Additional Premises.

8.  No Defenses; No Representations or Warranties; Ratification. Tenant hereby certifies to the personal and current knowledge of the undersigned authorized signatory, that, as of the date of this Amendment, no disputes exist between Landlord and Tenant, Landlord is not in default under the terms of the Lease and the Lease is in full force and effect. Except as expressly provided in the Lease and except for certain claims that Tenant may have concerning latent defects, if any, as contemplated by Section 8 of the Lease, Tenant hereby further certifies to the personal and current knowledge of the undersigned authorized signatory, as of the date of this Amendment, Tenant has no claims against Landlord and has no defenses or offsets to the full and timely performance by Tenant of each of its duties and obligations under the Lease, whether monetary or otherwise. All terms and conditions contained in the Lease concerning the condition of the Premises shall apply to the Additional Premises. Without limiting Landlord's representations, if any, or any obligations in the Lease (including those relating to the condition of the Premises), Tenant represents and warrants to Landlord that Tenant has conducted all such investigations as are necessary or appropriate to confirm the acceptability of the physical condition and characteristics of the First Floor Additional Premises, the size and dimensions of the First Floor Additional Premises and the suitability of the First Floor Additional Premises for Tenant's intended use, and that Tenant is not relying upon or otherwise basing its decision to lease the First Floor Additional Premises on any representations or warranties as to such matters made by or on behalf of Landlord. Except as herein provided, all of the provisions of the Lease shall remain in full force and effect as previously written. If any explicit provisions of this

Amendment and any corresponding provisions of the Lease shall conflict, then the provisions of this Amendment shall govern.

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Lease Agreement as of the 22 day of April 2001.

LANDLORD:

WIREDZONE PROPERTY, L.P.

By:	WiredZone Property GenPar, LLC,
its general partner

By: /s/ signature
Its:

TENANT:

COMBIMATRIX CORPORATION

By:	/s/ signature
Its:	Executive Vice President

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

I certify that I know or have satisfactory evidence that Judson L. Pankey, is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute this instrument and acknowledged it as the President of WiredZone Property GenPar, LLC, general partner of WIREDZONE PROPERTY, L.P., to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

DATED: APRIL 22, 2001.

[notary stamp]	/s/ Kelli B. Volhov
Print Name: Kelli B. Volhov
NOTARY PUBLIC in and for the State of Texas
residing at 1408 Stillmeadow, Mesquite, TX 75181
My Appointment expires: Aug 20, 2004

STATE OF WASHINGTON	§
§
COUNTY OF SNOHOMISH	§

I certify that I know or have satisfactory evidence that Patrick de Maynadier, is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute this instrument and acknowledged it as the EVP of COMBIMATRIX CORPORATION, a Delaware corporation, to be the free and voluntary act of such party for the uses and purposes mentioned in this instrument.

DATED: January 22, 2001.

[notary stamp]	/s/ Lisa M. Chowanec
Print Name: Lisa M. Chowanec
NOTARY PUBLIC in and for the State of Washington
residing at 4500 Harbour Pte Blvd #232,
Mukilted WA 98275
My Appointment expires: 10-7-2004